Exhibit 99.1

API Nanotronics Announces Five-for-One Stock Split

NEW YORK—(MARKET WIRE)—November 1, 2007—API Nanotronics, Corp. (OTC BB:APIO) (“API”) (the “Company”), a leading supplier of electronic components and nanotechnology research and development to the defense and communications sectors, today announced that its Board of Directors has approved a five-for-one stock split of the Company’s common stock. The split will be effected in the form of a common stock dividend. Each stockholder of record at the close of business on November 12, 2007 will receive four additional shares for every outstanding share held on that date. The additional shares of common stock will be distributed on November 19, 2007.

About API Nanotronics Corp.

API Nanotronics Corp., through its wholly owned subsidiaries API Electronics Inc., National Hybrid Inc., Filtran Group, TM Systems, Keytronics and API Nanofabrication and Research Corporation, is engaged in the manufacture of electronic components and systems for the defense and communications industries. API is also developing a leadership position in the R&D and manufacture of nanotechnology and MEMS products. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin, and numerous other top technology-based firms around the world, API regularly ships products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, New Jersey, Florida and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Nanotronics trades on the OTC Bulletin Board under the symbol APIO. For further information, please visit the company website at www.apinanotronics.com

FOR FURTHER INFORMATION, PLEASE CONTACT:

Steve Bulwa, Director of Corporate Communications for API Nanotronics at:

TEL: 1-877-API-O-API (274-0274) | investors@apinanotronics.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which API Nanotronics Corp. and its subsidiaries and affiliates have little or no control.